Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS FIRST QUARTER FINANCIAL RESULTS

Bedminster, N.J. – April 22, 2025 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the "Company") announces its first quarter 2025 financial results.

This earnings release should be read in conjunction with the Company’s Q1 2025 Investor Update, a copy of which is available on our website at www.peapackprivate.com and via a Current Report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

During the first quarter of 2025, loans grew $236 million, to $5.8 billion, which represents an annualized growth rate of 17%. Core relationship deposit balances (which includes all deposits that are not custodial, brokered, or listing service) increased by $177 million in the first quarter of 2025, contributing to the ongoing enhancement of the Company’s total liquidity position, which has improved by $928 million, or 26%, since January 1, 2024. Total deposits increased to $6.3 billion at March 31, 2025.

The Company recorded net income of $7.6 million and diluted earnings per share (“EPS”) of $0.43 for the quarter ended March 31, 2025 compared to net income of $9.2 million and diluted EPS of $0.52 for the quarter ended December 31, 2024.

Net interest income increased $3.6 million, or 9%, on a linked quarter basis to $45.5 million for the first quarter of 2025 compared to $41.9 million for the fourth quarter of 2024. The growth in net interest income was driven by growth in average interest earning assets, as well as continued improvement in the net interest margin. The net interest margin increased to 2.68% for the quarter ended March 31, 2025 compared to 2.46% for the quarter ended December 31, 2024 and 2.20% for the quarter ended March 31, 2024. The Company has also achieved improved positive operating leverage for the second consecutive quarter.

Douglas L. Kennedy, President and CEO said, “Our Metro New York expansion continues to deliver results ahead of expectations. In less than two years since the initial hiring of experienced private banking teams in New York City, we have successfully on-boarded more than $1.2 billion in new core relationship deposit balances which are comprised of 30% in noninterest bearing demand account balances. The positive reception that we have received through these new customer relationships is generating momentum that has us extremely confident about our continued success in this market.”

Mr. Kennedy also noted, “We were also very pleased to announce the opening of our new marquee branch at 300 Park Avenue in New York City during the first quarter. This branch opening at a prime location in mid-town Manhattan combined with our re-branding to Peapack Private Bank & Trust demonstrates the evolution of our Company to become the premier boutique private bank in Metro New York.”

The following are select highlights for the period ended March 31, 2025:

Wealth Management:

•
AUM/AUA in our Wealth Management Division totaled $11.8 billion at March 31, 2025 compared to $11.5 billion at March 31, 2024.
•
New business inflows for Q1 2025 totaled $341 million.
•
Wealth Management fee income was $15.4 million in Q1 2025, which amounted to 24% of total revenue for the quarter.

Commercial Banking and Balance Sheet Management:

•
Total loans increased $236 million to $5.8 billion at March 31, 2025 from $5.5 billion at December 31, 2024.
•
Commercial and industrial lending (“C&I”) accounted for 60% of the new business originations during the first quarter. C&I balances grew to 44% of the total loan portfolio at March 31, 2025.
•
Total deposits increased by $158 million, to $6.3 billion at March 31, 2025 compared to $6.1 billion at December 31, 2024. Noninterest-bearing demand deposits grew $72 million during the first quarter, which represents 46% of the total deposit growth in the period.
•
Fee income on unused commercial lines of credit totaled $932,000 for Q1 2025.
•
The net interest margin ("NIM") was 2.68% for Q1 2025, an increase of 22 basis points compared to 2.46% for Q4 2024.

Capital Management:

•
Tangible book value per share increased 2% to $32.56 per share at March 31, 2025 compared to $31.89 at December 31, 2024. Book value per share increased 2% to $35.08 per share at March 31, 2025 compared to $34.45 at December 31, 2024. Tangible book value per share is a non-GAAP financial measure. See the reconciliation tables included in this release for further detail.
•
At March 31, 2025, the Tier 1 Leverage Ratio stood at 10.05% for Peapack Private Bank & Trust (the "Bank") and 8.98% for the Company. The Common Equity Tier 1 Ratio was 12.52% for the Bank and 11.19% for the Company at March 31, 2025. These ratios remain significantly above well capitalized standards, as capital continues to benefit from net income generation.

SUMMARY INCOME STATEMENT DETAILS:

The following tables summarize specified financial details for the periods shown.

March 2025 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	March 31,	March 31,	Increase/
(Dollars in millions, except per share data) (unaudited)	2025	2024	(Decrease)
Net interest income	$45.51	$34.38	$11.13	32%
Wealth management fee income	15.44	14.41	1.03	7
Capital markets activity	0.46	1.27	(0.81)	(64)
Other income	2.95	3.02	(0.07)	(2)
Total other income	18.85	18.70	0.15	1

Total Revenue	64.36	53.08	11.28	21%

Operating expenses	49.44	40.04	9.40	23
Pretax income before provision for credit losses	14.92	13.04	1.88	14
Provision for credit losses	4.47	0.63	3.84	610
Pretax income	10.45	12.41	(1.96)	(16)
Income tax expense	2.85	3.78	(0.93)	(25)
Net income	$7.60	$8.63	$(1.03)	(12)%
Diluted EPS	$0.43	$0.48	$(0.05)	(10)%

Return on average assets annualized	0.43%	0.54%	(0.11)
Return on average equity annualized	4.98%	5.94%	(0.96)

March 2025 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	March 31,	December 31,	Increase/
(Dollars in millions, except per share data) (unaudited)	2025	2024	(Decrease)
Net interest income	$45.51	$41.91	$3.60	9%
Wealth management fee income	15.44	15.48	(0.04)	(0)
Capital markets activity	0.46	0.11	0.35	318
Other income	2.95	4.34	(1.39)	(32)
Total other income	18.85	19.93	(1.08)	(5)

Total Revenue	64.36	61.84	2.52	4%

Operating expenses	49.44	47.86	1.58	3
Pretax income before provision for credit losses	14.92	13.98	0.94	7
Provision for credit losses	4.47	1.74	2.73	157
Pretax income	10.45	12.24	(1.79)	(15)
Income tax expense	2.85	3.00	(0.15)	(5)
Net income	$7.60	$9.24	$(1.64)	(18)%
Diluted EPS	$0.43	$0.52	$(0.09)	(17)%

Return on average assets annualized	0.43%	0.54%	(0.11)
Return on average equity annualized	4.98%	6.15%	(1.17)

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management

AUM/AUA in the Bank’s Wealth Management Division declined to $11.8 billion at March 31, 2025 compared to $11.9 billion at December 31, 2024. For the March 2025 quarter, the Wealth Management Team generated $15.4 million in fee income, compared to $15.5 million for the December 31, 2024 quarter and $14.4 million for the March 2024 quarter.

John Babcock, President of the Bank's Wealth Management Division, noted, “Q1 2025 saw continued strong client inflows driven by new accounts and client additions of $341 million. Our new business pipeline is healthy, and we continue to remain focused on delivering excellent service and advice to our clients. Our highly skilled wealth management professionals, our fiduciary powers and expertise, our financial planning capabilities combined with our high-touch client service model distinguishes us in our market and continues to drive our growth and success.”

Loans / Commercial Banking

Total loans increased $236 million, or 4%, to $5.8 billion at March 31, 2025, compared to $5.5 billion at December 31, 2024, primarily driven by commercial and industrial loan originations during the quarter. Total C&I loans and leases at March 31, 2025 were $2.5 billion or 44% of the total loan portfolio.

Mr. Kennedy noted, “The strong loan demand we experienced during the second half of 2024 has carried into the early stages of 2025. We are proud to have built a leading middle-market commercial banking franchise, as evidenced by our C&I loan portfolio and complimented by Treasury Management services, Corporate Advisory and SBA businesses. These business lines fit perfectly with our private banking business model and will continue to generate solid production going forward. During the quarter, we originated loans that carried an average spread of more than 400 basis points above our current cost of funds. Having this capability will help us in the near term as the real estate market adjusts to changing market conditions.”

Net Interest Income (NII)/Net Interest Margin (NIM)

The Company’s NII of $45.5 million and NIM of 2.68% for Q1 2025 increased $3.6 million and 22 basis points from NII of $41.9 million and NIM of 2.46% for the linked quarter (Q4 2024), and increased $11.1 million and 48 basis points from NII of $34.4 million and NIM of 2.20% compared to the prior year period (Q1 2024). Our single point of contact private banking strategy and New York City expansion continues to deliver lower-cost core deposit relationships resulting in consistent improvement in our net interest margin.

Funding / Liquidity / Interest Rate Risk Management

Total deposits increased $158 million to $6.3 billion at March 31, 2025 from $6.1 billion at December 31, 2024. The overall growth in deposits has strengthened balance sheet liquidity and reduced reliance on outside borrowings and other non-core funding sources. There were no outstanding overnight borrowings at March 31, 2025.

At March 31, 2025, the Company’s balance sheet liquidity (investments available for sale, interest-earning deposits and cash) totaled $1.1 billion, or 15% of total assets. The Company maintains additional liquidity resources of approximately $3.3 billion through secured available borrowing facilities with the Federal Home Loan Bank and the Federal Reserve Discount Window. The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios. The Company's total on and off-balance sheet liquidity totaled $4.4 billion at March 31, 2025, which amounts to 283% of the total uninsured/uncollateralized deposits currently on the Company’s balance sheet.

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (detailed below) totaled $455,000 for the March 2025 quarter compared to $114,000 for the December 2024 quarter and $1.3 million for the March 2024 quarter.

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data) (unaudited)	2025	2024	2024
Gain on loans held for sale at fair value (Mortgage banking)	$63	$58	$56
Gain on sale of SBA loans	302	—	400
Corporate advisory fee income	90	56	818
Total capital markets activity	$455	$114	$1,274

Other Noninterest Income (other than Wealth Management Fee Income and Income from Capital Markets Activities)

Other noninterest income was $3.0 million for Q1 2025 compared to $4.3 million for Q4 2024 and $3.0 million for Q1 2024. Q1 2025 included a loss of $415,000 recorded by the Equipment Finance Division related to equipment transfers to lessees upon the termination of leases, compared to income of $646,000 in Q4 2024 and income of $141,000 in Q1 2024. Additionally, Q1 2025 included $932,000 of unused line fees compared to $880,000 for Q4 2024 and $827,000 for Q1 2024. Q4 2024 also included a one-time fair value adjustment of $953,000 related to the sale of Visa B shares.

Operating Expenses

Total operating expenses were $49.4 million for the first quarter of 2025, compared to $47.9 million for the fourth quarter of 2024 and $40.0 million for the quarter ended March 31, 2024. The increase during the first quarter of 2025 was primarily driven by expenses associated with the Company’s expansion into New York City, increased health insurance costs, and annual merit increases.

Mr. Kennedy noted, “We continue to make investments related to our strategic decision to expand into New York City and are confident that these investments will position us for future growth and profitability, which will ultimately translate to increased shareholder value. We continue to look for opportunities to create efficiencies and manage expenses throughout the Company while investing in enhancements to the client experience."

Income Taxes

The effective tax rate for the three months ended March 31, 2025 was 27.3%, as compared to 24.5% for the December 2024 quarter and 30.4% for the quarter ended March 31, 2024. The December 2024 quarter included the impact of discrete, favorable federal return to provision adjustments primarily related to the Company’s state tax apportionment rate.

Asset Quality / Provision for Credit Losses

Nonperforming assets decreased to $97.2 million, or 1.36% of total assets, at March 31, 2025, as compared to $100.2 million, or 1.43% of total assets, at December 31, 2024. Loans past due 30 to 89 days and still accruing increased to $28.3 million, or 0.49% of total loans, at March 31, 2025 compared to $4.9 million, or 0.09% of total loans, at December 31, 2024. The increase in nonperforming assets during the first quarter was driven by four multifamily loans totaling $19.4 million. Criticized and classified loans increased to $217.5 million at March 31, 2025, reflecting an increase of $25.6 million as compared to $191.9 million at December 31, 2024. The Company currently has no loans or leases on deferral and still accruing.

For the quarter ended March 31, 2025, the provision for credit losses was $4.5 million compared to $1.8 million for the December 2024 quarter and $615,000 for the March 2024 quarter. The provision for credit losses in the first quarter of 2025 was driven by loan growth and increased charge-offs in addition to deterioration in key economic model drivers.

At March 31, 2025, the allowance for credit losses was $75.2 million (1.31% of total loans), compared to $73.0 million (1.32% of total loans) at December 31, 2024, and $66.3 million (1.24% of total loans) at March 31, 2024.

Mr. Kennedy noted, “We continue to closely monitor asset quality metrics. We believe that most of our credit issues in the multifamily loan portfolio are isolated to a small number of specific borrowers and sponsors. We continue to work through each credit individually, while building appropriate reserve coverage. All of the multifamily loans that repriced in 2024 have continued to make their scheduled payments despite the higher rate environment."

Capital

The Company’s capital position increased during the first quarter of 2025 due to positive movement in accumulated other comprehensive income of $8.7 million related to the fair value of the Company’s investment securities portfolio due to the interest rate environment and net income of $7.6 million.

Tangible book value per share increased 2% to $32.56 at March 31, 2025 from $31.89 at December 31, 2024. (Tangible book value per share is a non-GAAP financial measure. See the reconciliation tables included in this release for further detail.) Book value per share increased 2% to $35.08 per share at March 31, 2025 compared to $34.45 at December 31, 2024. The Company’s and Bank’s regulatory capital ratios as of March 31, 2025 remain strong. Where applicable, such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing modeling of an adverse case and severely adverse case. In the most recently completed stress test (as of December 31, 2024), the Bank remains well capitalized over a two-year stress period.

On March 27, 2025, the Company declared a cash dividend of $0.05 per share payable on May 22, 2025 to shareholders of record on May 8, 2025.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $7.1 billion and assets under management and/or administration of $11.8 billion as of March 31, 2025. Founded in 1921, Peapack Private Bank & Trust, a subsidiary of Peapack-Gladstone Financial Corporation, is a commercial bank that offers a client-centric approach to banking, providing high-quality products along with customized and innovative wealth management, investment banking, commercial and retail solutions. The Bank's wealth management division offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Peapack Private Bank & Trust offers an unparalleled commitment to client service. Visit www.peapackprivate.com for more information.

FORWARD-LOOKING STATEMENTS

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2025 and beyond;
•
our ability to successfully integrate wealth management firm and team acquisitions;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•
declines in the value in our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
higher than expected increases in our allowance for credit losses;

•
higher than expected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans or charge-offs;
•
inflation and changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
the imposition of tariffs or other domestic or international governmental policies;
•
the failure to maintain current technologies and/or to successfully implement future information technology enhancements;
•
successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•
our inability to successfully generate new business in new geographic markets, including our expansion into New York City;
•
a reduction in our lower-cost funding sources;
•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•
our inability to retain key employees;
•
demands for loans and deposits in our market areas;
•
adverse changes in securities markets;
•
changes in New York City rent regulation law;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
•
changes in accounting policies and practices; and/or
•
other unexpected material adverse changes in our financial condition, operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2024. Except as may be required by the applicable law or regulation, we undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Income Statement Data:
Interest income	$86,345	$86,166	$83,203	$79,238	$79,194
Interest expense	40,840	44,258	45,522	44,196	44,819
Net interest income	45,505	41,908	37,681	35,042	34,375
Wealth management fee income	15,435	15,482	15,150	16,419	14,407
Service charges and fees	1,112	1,323	1,327	1,345	1,322
Bank owned life insurance	371	335	390	328	503
Gain on loans held for sale at fair value (Mortgage banking)	63	58	15	34	56
Gain on loans held for sale at lower of cost or fair value	—	—	—	23	—
Gain on sale of SBA loans	302	—	365	449	400
Corporate advisory fee income	90	56	55	103	818
Other income	1,286	2,125	1,162	2,938	1,306
Fair value adjustment for CRA equity security	195	549	474	(84)	(111)
Total other income	18,854	19,928	18,938	21,555	18,701

Total revenue	64,359	61,836	56,619	56,597	53,076

Compensation and employee benefits	35,879	32,915	31,050	29,884	28,476
Premises and equipment	6,154	5,995	5,633	5,776	5,081
FDIC insurance expense	855	825	870	870	945
Other expenses	6,552	8,125	7,096	6,596	5,539
Total operating expenses	49,440	47,860	44,649	43,126	40,041
Pretax income before provision for credit losses	14,919	13,976	11,970	13,471	13,035
Provision for credit losses	4,471	1,738	1,224	3,911	627
Income before income taxes	10,448	12,238	10,746	9,560	12,408
Income tax expense	2,853	2,998	3,159	2,030	3,777
Net income	$7,595	$9,240	$7,587	$7,530	$8,631

Per Common Share Data:
Earnings per share (basic)	$0.43	$0.53	$0.43	$0.42	$0.49
Earnings per share (diluted)	0.43	0.52	0.43	0.42	0.48
Weighted average number of common shares outstanding:
Basic	17,610,917	17,585,213	17,616,046	17,747,070	17,711,639
Diluted	17,812,222	17,770,717	17,700,042	17,792,296	17,805,347
Performance Ratios:
Return on average assets annualized (ROAA)	0.43%	0.54%	0.46%	0.47%	0.54%
Return on average equity annualized (ROAE)	4.98%	6.15%	5.12%	5.22%	5.94%
Return on average tangible equity annualized (ROATCE) (A)	5.37%	6.65%	5.54%	5.67%	6.45%
Net interest margin (tax-equivalent basis)	2.68%	2.46%	2.34%	2.25%	2.20%
GAAP efficiency ratio (B)	76.82%	77.40%	78.86%	76.20%	75.44%
Operating expenses / average assets annualized	2.82%	2.77%	2.73%	2.70%	2.51%

(A) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For non-GAAP efficiency ratio, see the non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
ASSETS
Cash and due from banks	$7,885	$8,492	$8,129	$5,586	$5,769
Federal funds sold	—	—	—	—	—
Interest-earning deposits	224,032	382,875	484,529	310,143	189,069
Total cash and cash equivalents	231,917	391,367	492,658	315,729	194,838
Securities available for sale	832,030	784,544	682,713	591,884	550,870
Securities held to maturity	100,285	101,635	103,158	105,013	106,498
CRA equity security, at fair value	13,236	13,041	13,445	12,971	13,055
FHLB and FRB stock, at cost (A)	12,311	12,373	12,459	12,478	18,079

Residential mortgage	630,245	614,840	591,374	579,057	581,426
Multifamily mortgage	1,775,132	1,799,754	1,784,861	1,796,687	1,827,165
Commercial mortgage	633,957	588,104	578,559	600,859	615,964
Commercial and industrial loans	2,528,235	2,397,699	2,247,853	2,185,827	2,235,342
Consumer loans	140,443	77,785	78,160	69,579	66,827
Home equity lines of credit	48,301	42,327	38,971	37,117	35,542
Other loans	359	411	389	172	184
Total loans	5,756,672	5,520,920	5,320,167	5,269,298	5,362,450
Less: Allowance for credit losses	75,150	72,992	71,283	67,984	66,251
Net loans	5,681,522	5,447,928	5,248,884	5,201,314	5,296,199

Premises and equipment	31,639	28,888	25,716	24,932	24,494
Accrued interest receivable	31,968	29,898	31,973	33,534	32,672
Bank owned life insurance	48,110	47,981	47,837	47,716	47,580
Goodwill and other intangible assets	44,655	44,926	45,198	45,470	45,742
Finance lease right-of-use assets	950	985	1,020	1,055	1,900
Operating lease right-of-use assets	39,456	40,289	41,650	38,683	16,035
Due from brokers	—	—	—	3,184	—
Other assets	52,573	67,383	47,081	71,387	60,591
TOTAL ASSETS	$7,120,652	$7,011,238	$6,793,792	$6,505,350	$6,408,553

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$1,184,860	$1,112,734	$1,079,877	$950,368	$914,893
Interest-bearing demand deposits	3,450,014	3,334,269	3,316,217	3,229,814	3,029,119
Savings	107,581	103,136	103,979	105,602	108,305
Money market accounts	1,087,959	1,078,024	902,562	824,158	775,132
Certificates of deposit – Retail	442,369	483,998	515,297	502,810	486,079
Certificates of deposit – Listing Service	3,773	6,861	7,454	7,454	7,704
Subtotal “customer” deposits	6,276,556	6,119,022	5,925,386	5,620,206	5,321,232
IB Demand – Brokered	10,000	10,000	10,000	10,000	10,000
Certificates of deposit – Brokered	—	—	—	26,000	145,480
Total deposits	6,286,556	6,129,022	5,935,386	5,656,206	5,476,712
Short-term borrowings	—	—	—	—	119,490
Finance lease liability	1,308	1,348	1,388	1,427	3,104
Operating lease liability	42,948	43,569	44,775	41,347	17,630
Subordinated debt, net	98,884	133,561	133,489	133,417	133,346
Due to brokers	—	18,514	—	9,981	—
Other liabilities	69,083	79,375	71,140	74,650	75,892
TOTAL LIABILITIES	6,498,779	6,405,389	6,186,178	5,917,028	5,826,174
Shareholders’ equity	621,873	605,849	607,614	588,322	582,379
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$7,120,652	$7,011,238	$6,793,792	$6,505,350	$6,408,553
Assets under management and / or administration at Peapack Private Bank & Trust's Wealth Management Division (market value, not included above-dollars in billions)	$11.8	$11.9	$12.1	$11.5	$11.5

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$35
Nonaccrual loans	97,170	100,168	80,453	82,075	69,811
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$97,170	$100,168	$80,453	$82,075	$69,846

Nonperforming loans to total loans	1.69%	1.81%	1.51%	1.56%	1.30%
Nonperforming assets to total assets	1.36%	1.43%	1.18%	1.26%	1.09%

Performing modifications (A)(B)	$63,259	$45,846	$51,796	$26,788	$12,311

Loans past due 30 through 89 days and still accruing	$28,323	$4,870	$31,446	$34,714	$73,699

Loans subject to special mention	$75,248	$46,518	$113,655	$140,791	$59,450

Classified loans	$142,273	$145,394	$147,422	$128,311	$117,869

Individually evaluated loans	$97,170	$99,775	$79,972	$81,802	$69,530

Allowance for credit losses ("ACL"):
Beginning of quarter	$72,992	$71,283	$67,984	$66,251	$65,888
Provision for credit losses (C)	4,494	1,753	1,227	3,901	615
(Charge-offs)/recoveries, net	(2,336)	(44)	2,072	(2,168)	(252)
End of quarter	$75,150	$72,992	$71,283	$67,984	$66,251

ACL to nonperforming loans	77.34%	72.87%	88.60%	82.83%	94.85%
ACL to total loans	1.31%	1.32%	1.34%	1.29%	1.24%
Collectively evaluated ACL to total loans (D)	1.09%	1.09%	1.16%	1.14%	1.15%

(A) Amounts reflect modifications that are paying according to modified terms.

(B) Excludes modifications included in nonaccrual loans of $3.9 million at March 31, 2025, $3.6 million at December 31, 2024, $3.7 million at September 30, 2024, $3.2 million at June 30, 2024 and $3.2 million at March 31, 2024.

(C) Excludes a credit of $23,000 at March 31, 2025, a credit of $15,000 at December 31, 2024, a credit of $3,000 at September 30, 2024, a provision of $10,000 at June 30, 2024 and a provision of $12,000 at March 31, 2024 related to off-balance sheet commitments.

(D) Total ACL less reserves to loans individually evaluated equals collectively evaluated ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	December 31,	March 31,
	2025	2024	2024
Capital Adequacy
Equity to total assets (A)	8.73%	8.64%	9.09%
Tangible equity to tangible assets (B)	8.16%	8.05%	8.43%
Book value per share (C)	$35.08	$34.45	$32.79
Tangible book value per share (D)	$32.56	$31.89	$30.21

Tangible equity to tangible assets excluding other comprehensive loss*	8.90%	8.92%	9.40%
Tangible book value per share excluding other comprehensive loss*	$35.82	$35.67	$34.03

*Excludes other comprehensive loss of $57.7 million for the quarter ended March 31, 2025, $66.4 million for the quarter ended December 31, 2024, and $67.8 million for the quarter ended March 31, 2024. See Non-GAAP financial measures reconciliation included in these tables.

(A) Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at quarter end.

(B) Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at quarter end is calculated by dividing tangible equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity by quarter end common shares outstanding.

(D) Tangible book value per share excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	March 31,		December 31,		March 31,
	2025		2024		2024
Regulatory Capital – Holding Company
Tier I leverage	$633,456	8.98%	$625,830	9.01%	$602,493	9.36%
Tier I capital to risk-weighted assets	633,456	11.19	625,830	11.51	602,493	11.76
Common equity tier I capital ratio to risk-weighted assets	633,450	11.19	625,824	11.51	602,481	11.76
Tier I & II capital to risk-weighted assets	803,173	14.19	806,404	14.84	785,909	15.34

Regulatory Capital – Bank
Tier I leverage (E)	$708,276	10.05%	$733,389	10.57%	$709,744	11.02%
Tier I capital to risk-weighted assets (F)	708,276	12.52	733,389	13.50	709,744	13.86
Common equity tier I capital ratio to risk-weighted assets (G)	708,270	12.52	733,383	13.50	709,732	13.86
Tier I & II capital to risk-weighted assets (H)	779,068	13.77	801,365	14.75	773,781	15.11

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($282 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($481 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($396 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($594 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Residential loans retained	$25,157	$39,279	$26,955	$16,087	$11,661
Residential loans sold	4,074	4,220	1,853	2,361	4,025
Total residential loans	29,231	43,499	28,808	18,448	15,686
Commercial real estate	47,280	15,800	4,300	2,600	11,500
Multifamily	6,800	12,550	11,295	4,330	1,900
Commercial (C&I) loans (A) (B)	257,282	432,115	242,829	103,065	145,803
SBA	5,928	5,964	9,106	8,200	2,790
Wealth lines of credit (A)	9,900	550	11,675	10,950	3,850
Total commercial loans	327,190	466,979	279,205	129,145	165,843
Installment loans	76,941	7,182	8,137	1,664	6,868
Home equity lines of credit (A)	4,805	10,236	10,421	4,787	2,103
Total loans closed	$438,167	$527,896	$326,571	$154,044	$190,500

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2025			March 31, 2024
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$1,032,257	$8,213	3.18%	$793,675	$5,136	2.59%
Tax-exempt (A) (B)	—	—	—	—	—	—

Loans (B) (C):
Mortgages	617,185	6,670	4.32	577,648	5,420	3.75
Commercial mortgages	2,384,542	26,179	4.39	2,460,403	27,541	4.48
Commercial	2,432,862	40,104	6.59	2,240,161	37,559	6.71
Commercial construction	—	—	—	18,927	428	9.05
Installment	107,506	1,793	6.67	65,287	1,113	6.82
Home equity	45,949	845	7.36	36,406	737	8.10
Other	304	5	6.58	214	7	13.08
Total loans	5,588,348	75,596	5.41	5,399,046	72,805	5.39
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	290,702	2,776	3.82	140,097	1,522	4.35
Total interest-earning assets	6,911,307	86,585	5.01%	6,332,818	79,463	5.02%
Noninterest-earning assets:
Cash and due from banks	8,380			10,105
Allowance for credit losses	(74,413)			(67,105)
Premises and equipment	29,954			24,393
Other assets	128,754			87,129
Total noninterest-earning assets	92,675			54,522
Total assets	$7,003,982			$6,387,340

LIABILITIES:
Interest-bearing deposits:
Checking	$3,445,903	$28,078	3.26%	$2,954,698	$27,433	3.71%
Money markets	982,245	6,717	2.74	757,753	5,525	2.92
Savings	106,073	118	0.44	108,503	89	0.33
Certificates of deposit – retail	468,176	4,363	3.73	477,793	4,855	4.06
Subtotal interest-bearing deposits	5,002,397	39,276	3.14	4,298,747	37,902	3.53
Interest-bearing demand – brokered	10,000	100	4.00	10,000	126	5.04
Certificates of deposit – brokered	—	—	—	128,341	1,602	4.99
Total interest-bearing deposits	5,012,397	39,376	3.14	4,437,088	39,630	3.57
Borrowings	1,001	11	4.54	235,384	3,467	5.89
Capital lease obligation	1,322	14	4.20	3,215	38	4.73
Subordinated debt	126,641	1,439	4.55	133,303	1,684	5.05
Total interest-bearing liabilities	5,141,361	40,840	3.18%	4,808,990	44,819	3.73%
Noninterest-bearing liabilities:
Demand deposits	1,122,191			916,848
Accrued expenses and other liabilities	129,857			80,499
Total noninterest-bearing liabilities	1,252,048			997,347
Shareholders’ equity	610,573			581,003
Total liabilities and shareholders’ equity	$7,003,982			$6,387,340
Net interest income		$45,745			$34,644
Net interest spread			1.83%			1.29%
Net interest margin (D)			2.68%			2.20%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2025			December 31, 2024
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$1,032,257	$8,213	3.18%	$937,314	$6,992	2.98%
Tax-exempt (A) (B)	—	—	—	—	—	—

Loans (B) (C):
Mortgages	617,185	6,670	4.32	593,454	6,181	4.17
Commercial mortgages	2,384,542	26,179	4.39	2,364,893	25,876	4.38
Commercial	2,432,862	40,104	6.59	2,274,408	39,394	6.93
Commercial construction	—	—	0.00	11,698	146	4.99
Installment	107,506	1,793	6.67	77,547	1,290	6.65
Home equity	45,949	845	7.36	41,496	815	7.86
Other	304	5	6.58	329	5	6.08
Total loans	5,588,348	75,596	5.41	5,363,825	73,707	5.50
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	290,702	2,776	3.82	513,010	5,722	4.46
Total interest-earning assets	6,911,307	86,585	5.01%	6,814,149	86,421	5.07%
Noninterest-earning assets:
Cash and due from banks	8,380			8,913
Allowance for credit losses	(74,413)			(72,455)
Premises and equipment	29,954			28,051
Other assets	128,754			123,283
Total noninterest-earning assets	92,675			87,792
Total assets	$7,003,982			$6,901,941

LIABILITIES:
Interest-bearing deposits:
Checking	$3,445,903	$28,078	3.26%	$3,332,212	$30,304	3.64%
Money markets	982,245	6,717	2.74	986,483	6,892	2.79
Savings	106,073	118	0.44	102,820	108	0.42
Certificates of deposit – retail	468,176	4,363	3.73	508,257	5,222	4.11
Subtotal interest-bearing deposits	5,002,397	39,276	3.14	4,929,772	42,526	3.45
Interest-bearing demand – brokered	10,000	100	4.00	10,000	129	5.16
Certificates of deposit – brokered	-	-	-	—	—	—
Total interest-bearing deposits	5,012,397	39,376	3.14	4,939,772	42,655	3.45
Borrowings	1,001	11	5	—	—	—
Capital lease obligation	1,322	14	4.20	1,362	14	4.11
Subordinated debt	126,641	1,439	4.55	133,521	1,589	4.76
Total interest-bearing liabilities	5,141,361	40,840	3.18%	5,074,655	44,258	3.49%
Noninterest-bearing liabilities:
Demand deposits	1,122,191			1,114,427
Accrued expenses and other liabilities	129,857			112,051
Total noninterest-bearing liabilities	1,252,048			1,226,478
Shareholders’ equity	610,573			600,808
Total liabilities and shareholders’ equity	$7,003,982			$6,901,941
Net interest income		$45,745			$42,163
Net interest spread			1.83%			1.58%
Net interest margin (D)			2.68%			2.46%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by common shares outstanding at period end. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Tangible Book Value Per Share	2025	2024	2024	2024	2024
Shareholders’ equity	$621,873	$605,849	$607,614	$588,322	$582,379
Less: Intangible assets, net	44,655	44,926	45,198	45,470	45,742
Tangible equity	$577,218	$560,923	$562,416	$542,852	$536,637
Less: other comprehensive loss	(57,717)	(66,411)	(54,820)	(68,342)	(67,760)
Tangible equity excluding other comprehensive loss	$634,935	$627,334	$617,236	$611,194	$604,397

Period end shares outstanding	17,726,251	17,586,616	17,577,747	17,666,490	17,761,538
Tangible book value per share	$32.56	$31.89	$32.00	$30.73	$30.21
Tangible book value per share excluding other comprehensive loss	$35.82	$35.67	$35.11	$34.60	$34.03
Book value per share	35.08	34.45	34.57	33.30	32.79

Tangible Equity to Tangible Assets
Total assets	$7,120,652	$7,011,238	$6,793,792	$6,505,350	$6,408,553
Less: Intangible assets, net	44,655	44,926	45,198	45,470	45,742
Tangible assets	$7,075,997	$6,966,312	$6,748,594	$6,459,880	$6,362,811
Less: other comprehensive loss	(57,717)	(66,411)	(54,820)	(68,342)	(67,760)
Tangible assets excluding other comprehensive loss	$7,133,714	$7,032,723	$6,803,414	$6,528,222	$6,430,571

Tangible equity to tangible assets	8.16%	8.05%	8.33%	8.40%	8.43%
Tangible equity to tangible assets excluding other comprehensive loss	8.90%	8.92%	9.07%	9.36%	9.40%
Equity to assets	8.73%	8.64%	8.94%	9.04%	9.09%

(Dollars in thousands)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Return on Average Tangible Equity	2025	2024	2024	2024	2024
Net income	$7,595	$9,240	$7,587	$7,530	$8,631

Average shareholders’ equity	$610,573	$600,808	$592,787	$577,206	$581,003
Less: Average intangible assets, net	44,815	45,079	45,350	45,624	45,903
Average tangible equity	$565,758	$555,729	$547,437	$531,582	$535,100

Return on average tangible common equity	5.37%	6.65%	5.54%	5.67%	6.45%

(Dollars in thousands)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Efficiency Ratio	2025	2024	2024	2024	2024
Net interest income	$45,505	$41,908	$37,681	$35,042	$34,375
Total other income	18,854	19,928	18,938	21,555	18,701
Add:
Fair value adjustment for CRA equity security	(195)	(549)	(474)	84	111
Less:
Gain on loans held for sale at lower of cost or fair value	—	—	—	(23)	—
Income from life insurance proceeds	—	—	(55)	—	(181)
Total recurring revenue	64,164	61,287	56,090	56,658	53,006

Operating expenses	49,440	47,860	44,649	43,126	40,041
Total operating expense	49,440	47,860	44,649	43,126	40,041

Efficiency ratio	77.05%	78.09%	79.60%	76.12%	75.54%